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                                                                  EXHIBIT 10.5




                                AMAZON.COM, INC.

                              REPURCHASE AGREEMENT

         This Agreement is entered into as of June 21, 1996 by and between Amazon.com, Inc., a Delaware corporation (the "Company"), and Jeffrey P. Bezos ("Investor").

                                    RECITALS

         A. Prior to the date of this Agreement, the Company sold to Investor and Investor purchased from the Company 1,700,000 shares of common stock, $.01 par value per share, of the Company (the "Stock") at a price of $.006 per share ("Purchase Price").

         B. The Company and each of Kleiner, Perkins, Caufield & Byers, VIII and KPCB Information Sciences Zaibatsu Fund II (the "Series A Investors") are entering into a Series A Preferred Stock Purchase Agreement of even date herewith (the "Series A Agreement") pursuant to which the Series A Investors are purchasing from the Company an aggregate of 569,396 shares of Series A Preferred Stock, $.01 par value per share, of the Company for an aggregate purchase price of $8,000,000;

         C. In order to induce the Company to enter into the Series A Agreement, and to induce the Series A Investors to invest funds in the Company pursuant to the Series A Agreement, Investor has agreed that a percentage of the Stock originally purchased by such Investor from the Company be subject to a purchase option in favor of the Company, and certain other matters set forth herein.

                                   AGREEMENTS

         In consideration of the foregoing and the other provisions set forth herein, the parties hereby agree as follows:

1.       PURCHASE OPTION

         Six percent (6%) of the Stock (such 102,000 shares, subject to increase or decrease pursuant to any forward or reverse stock split, stock dividend or similar non-economic adjustment being referred to herein as the "Option Shares") shall be subject to the following option (the "Purchase Option"):

                 (a) In the event that, prior to the termination of this Agreement, Investor ceases to be continuously employed by the Company, or a parent or
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subsidiary or successor or affiliate of the Company, due either to his voluntary resignation (other than due to disability) or to termination by the Company for Cause (as defined below), the Company may exercise the Purchase Option. For the purpose of this paragraph 1, Investor's "continuous employment" shall cease when Investor ceases to be actively employed by the Company or a parent or subsidiary or successor or affiliate of the Company, as determined in the reasonable discretion of the Board of Directors of the Company after at least 30 days' prior written notice is provided to Investor that such a determination is under consideration. Vacations and absences due to illness, disability or family crisis shall not be considered in determining whether a cessation of Investor's active employment has occurred. The date when continuous employment ceases is hereinafter referred to as the Termination Date. The term "Cause" shall mean: (i) Investor's conviction of (or plea of guilty or nolo contendere to) a felony which had or will have a material detrimental effect on the Company's business, (ii) a grossly negligent or willful act by Investor which constitutes gross misconduct and is injurious to the Company, and (iii) continued violations by Investor of his material duties which are demonstrably willful and deliberate or grossly negligent on Investor's part after there has been delivered to Investor a written demand for performance from the Company which describes the basis for the Company's belief that Investor has not substantially performed his duties.

                 The Company shall have the right at any time within forty-five
(45) days after the Termination Date, provided that such date is prior to the termination of this Agreement, to purchase from the Investor, at a price per share equal to the Purchase Price (appropriately adjusted for any subsequent stock split, dividend, combination, or other recapitalization) (the "Repurchase Price"), up to but not exceeding a number of Option Shares equal to one hundred percent (100%) of the Option Shares less 2,833 Option Shares (appropriately adjusted for any subsequent stock split, dividend, combination, or other recapitalization) for each completed month of employment with the Company between the date of this Agreement (the "Commencement Date") and the Termination Date.

                 (b) The Purchase Option, if exercised by the Company, shall be exercised by written notice signed by an officer or director of the Company after approval by the Board of Directors and delivered to Investor on or prior to the expiration of the 30 day period referred to in paragraph (a) above. The Company may pay for the Option Shares it has elected to repurchase
(i) by delivery to the Investor of a check in the amount of the aggregate Repurchase Price for the number of shares of Stock being repurchased, (ii) by cancellation by the Company of an amount of Investor's indebtedness to the Company or (iii) by a combination of (i) and (ii), so that the combined payment to the Investor and cancellation of indebtedness of the Investor equals such aggregate Repurchase Price. Payment of the Repurchase Price shall be





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completed within five business days after notice of exercise of the Purchase
Option is delivered to Investor.

                 (c) Immediately prior to the consummation or occurrence of any of the following:

                          (i)     any merger, sale of assets, consolidation,
reorganization or other sale of the Company as a result of which securities representing a majority of the voting power of the Company are held by persons or entities that held less than a majority voting interest in the Company prior to such transaction;

                          (ii)    the liquidation, dissolution or indefinite
cessation of the business operations of the Company;

                          (iii)   the execution by the Company of a general
assignment for the benefit of creditors, the appointment of a receiver or trustee to take possession of the property and assets of the Company, or the filing of a petition under applicable bankruptcy laws with respect to the Company;

                          (iv)    consummation of an initial registered public
offering of the Company's Common Stock under the Securities Act of 1933, as amended;

                          (v)     the death or disability of Investor; or

                          (vi)    the cessation of Investor's employment with
the Company (or a parent or subsidiary or successor or affiliate of the Company) due to any reason other than voluntary resignation (other than due to disability) or termination by the Company for Cause;

the Purchase Option shall automatically lapse in its entirety and this Agreement shall thereupon terminate.

2.       LEGENDS

         All certificates representing any Option Shares subject to the provisions of this Agreement shall have endorsed thereon an appropriate legend referencing the restrictions imposed by this Agreement.

3.       RIGHTS OF INVESTOR AS SHAREHOLDER

         Subject to the terms hereof, Investor shall have all the rights of a shareholder with respect to the Option Shares during the term of this Agreement, including





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without limitation the right to vote and receive any dividends or other distributions declared thereon.

4.       ADJUSTMENTS FOR STOCK SPLITS AND OTHER NON-ECONOMIC EVENTS

         If, at any time or from time to time, there is any stock dividend, stock split, recapitalization, or other similar change or adjustment made with respect to the outstanding securities of the Company, any and all new, substituted or additional securities to which Investor is entitled by reason of his or her ownership of the Option Shares then subject to the Purchase Option shall be included in the definition of "Option Shares" for purposes of this Agreement and shall be subject to the Purchase Option pursuant to Section 1 with the same force and effect as the Option Shares currently subject to this Agreement and the Purchase Option. While the total Repurchase Price shall remain the same after each such event, the Repurchase Price per share of Stock upon exercise of the Purchase Option shall be appropriately adjusted as reasonably determined by the Board of Directors of the Company.

5.       TERMINATION

         This Agreement shall terminate in its entirety upon the lapse of the Purchase Option in its entirety pursuant to Section 1(c) or otherwise, or upon the completion of a repurchase transaction pursuant to an exercise of the Purchase Option, in either case in accordance with the terms of this Agreement.

6.       COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.       AMENDMENT

         This Agreement shall not be subject to modification or amendment in any respect, except by an instrument in writing signed by Investor and on behalf of the Company and approved by its Board of Directors.

8.       GOVERNING LAW

         This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington, without regard to principles of conflict of laws.





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9.       ARBITRATION

         Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by the parties or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. Arbitration proceedings shall be conducted in Seattle, Washington.

10.      NOTICES

         All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be deemed effectively given upon (a) personal delivery to the party to be notified, (b) upon confirmation of receipt of telecopy or other electronic facsimile transmission, (c) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery and addressed as set forth in (d), or (d) five days after deposit with the United States Post Office, postage prepaid, and addressed as follows: (i) if to Investor, to Jeffrey P. Bezos, c/o Amazon.com, Inc., at the address and facsimile number of the Company''s then current executive offices; (ii) if to the Company, at the address and facsimile number of the Company''s then current executive offices; or (iii) to such other addresses and to the attention of such other individuals as any party shall have designated to the other parties by notice given in the foregoing manner.

11.      SEVERABILITY

         If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

12.      ENTIRE AGREEMENT

         This Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        AMAZON.COM, INC.



                                        By Jeff P. Bezos
                                           ------------------------------
                                           Jeffrey P. Bezos, CEO


                                        INVESTOR:



                                        Jeff P. Bezos
                                        ----------------------------------
                                        Jeffrey P. Bezos





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